BERKOVITS, LAGO & COMPANY, LLP

Certified Public Accountants and Consultants

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

The Board of Directors
Jefferson Capital Interests, Inc.

        We consent to the incorporation by reference into the registration statement on “Form SB-2 Amendment Number Three” of Jefferson Capital Interests, Inc. of our report, dated June 8, 2004, except for note 7, as to which is dated December 17, 2004 on our audit of the financial statements of Jefferson Capital Interests, Inc. ( a development stage Company) as of December 31, 2003 and for the period from December 26, 2002 (inception) to December 31, 2003.

BERKOVITS, LAGO & COMPANY, LLP BY: /S/ BERKOVITS, LAGO & COMPANY, LLP —————————————— Certified Public Accountants and Consultants Fort Lauderdale, Florida December 17, 2004